Exhibit 99.1

KalVista Pharmaceuticals Provides Update on Strong EKTERLY® Launch with Preliminary Fourth Quarter and Full Year 2025 Revenue Results

Approximately $35 million and $49 million unaudited global net product revenue of EKTERLY (sebetralstat) for the fourth quarter and full year 2025, respectively

1,318 patient start forms received in the US through December, reflecting continued rapid adoption as first and only oral on-demand treatment for hereditary angioedema (HAE); Germany launch also demonstrating strong early adoption

Partnered with Multicare Pharma to commercialize sebetralstat in Latin America; third commercial partnership in 10 months

FRAMINGHAM, Mass. & SALISBURY, England, January 8, 2026 – KalVista Pharmaceuticals, Inc. (Nasdaq: KALV), today provided its preliminary fourth quarter and full year ended December 31, 2025 unaudited global net product revenue results and other operational indicators.

“We are extremely pleased with our performance since launching EKTERLY in July, which reflects steady execution, growing utilization, and continued momentum across our business,” said Ben Palleiko, CEO of KalVista. “Fundamental demand has remained strong, with some effects from seasonal variability, and we are encouraged by the continued high level of interest in switching to EKTERLY. Internationally, we are seeing strong uptake in Germany, with early prescribing behaviors mirroring the positive trends we observed in the US, and we expect to expand into other major markets during 2026. With EKTERLY rapidly emerging as the preferred on-demand HAE treatment, we remain committed to making it accessible to all people living with HAE, including pediatric patients aged 2-11 years, where we expect to file a new drug application in the third quarter.”

EKTERLY® (sebetralstat) Commercial Progress

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Initiated the US commercial launch of EKTERLY on July 7, 2025, with approximately $35 million and $49 million unaudited global net product revenue for the fourth quarter and full year 2025, respectively.

•	Recorded 1,318 patient start forms and activated 580 unique prescribers in the US through December 31, 2025.

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In the fourth quarter of 2025, prescription refills surpassed initial prescriptions as the primary driver of revenue, with some activity potentially reflecting demand pulled forward ahead of the holidays.

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KalVista granted Multicare Pharmaceuticals, LLC exclusive rights to commercialize sebetralstat in Latin America. Multicare will be responsible for managing the regulatory approval process and distribution of sebetralstat in Brazil, Argentina, Colombia and Mexico.

2025 Accomplishments

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Received regulatory approval for EKTERLY, the first and only oral on-demand treatment for hereditary angioedema (HAE), in seven global markets: the United States, United Kingdom, European Union, Switzerland, Australia, Singapore and Japan.

•	Executed the commercial launch of EKTERLY in the US and Germany.

•	Entered into strategic licensing agreements with Kaken Pharmaceutical and Pendopharm to commercialize EKTERLY in Japan and Canada, respectively.

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Completed enrollment in the Phase 3 KONFIDENT-KID trial of sebetralstat in pediatric HAE patients aged 2 to 11 years a full year ahead of schedule; expect to file a new drug application in this patient population in the third quarter of 2026 with a US launch anticipated in 2027.

“Demand for EKTERLY remains steady, supported by strong prescriber engagement and positive patient and provider experiences,” said Nicole Sweeny, Chief Commercial Officer of KalVista. “Utilization has increased consistently since we launched in July, and we are particularly encouraged by the continued growth of patient refills, which now make up the majority of total sales. These trends reflect growing real-world familiarity and patient satisfaction with EKTERLY. We remain focused on ensuring reliable access, maintaining operational excellence, and continuing to support the HAE community as EKTERLY becomes the foundational HAE treatment.”

About EKTERLY® (sebetralstat)

EKTERLY (sebetralstat) is a novel plasma kallikrein inhibitor approved in the United States, European Union, United Kingdom, Switzerland, Australia, Singapore and Japan for the treatment of acute attacks of hereditary angioedema (HAE) in people 12 years of age and older. EKTERLY is the first and only oral on-demand treatment for HAE, offering efficacious and safe treatment of attacks without the burden of injections. With a US regulatory filing planned for 2026 to expand use to children aged 2–11, and additional filings anticipated in key global markets, EKTERLY has the potential to become the foundational therapy for HAE management worldwide. For more information, including the full US Prescribing Information, visit EKTERLY.com.

About KalVista Pharmaceuticals, Inc.

KalVista is a global pharmaceutical company dedicated to delivering life-changing therapies for individuals affected by rare diseases with significant unmet needs. The KalVista team discovered and developed EKTERLY®—the first and only oral on-demand treatment for hereditary angioedema (HAE)—and continues to work closely with the global HAE community to improve treatment and care for this disease around the world. For more information about KalVista, please visit www.kalvista.com and follow us on LinkedIn, X, Facebook and Instagram.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “position,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, information relating to our business and business plans, the success of our efforts to commercialize EKTERLY ®, including revenues from sales of EKTERLY, our ability to successfully obtain additional foreign regulatory approvals for sebetralstat, our expectations about the safety and efficacy of sebetralstat and our other product candidates, the timing of clinical trials and their results, our ability to commence clinical studies or complete ongoing clinical studies, including our

KONFIDENT-S and KONFIDENT-KID trials, and the ability of EKTERLY to treat HAE. Further information on potential risk factors that could affect our business and financial results are detailed in our filings with the Securities and Exchange Commission, including in our annual report on Form 10-K for the year ended April 30, 2025, our quarterly reports on Form 10-Q, and our other reports that we may make from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investors:

Ryan Baker

Head, Investor Relations

(617) 771-5001

ryan.baker@kalvista.com

Media:

Molly Cameron

Director, Corporate Communications

(857) 356-0164

molly.cameron@kalvista.com